Agreement and Plan of Reorganization

THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of [.], 2015, is by and among PNC Advantage Funds ("Target Company"), on behalf of its series PNC Advantage Institutional Government Money Market Fund ("Target Fund"), PNC Funds ("Acquiring Company"), on behalf of its series PNC Government Money Market Fund ("Acquiring Fund"), and, for purposes of paragraph 10.2 of this Agreement only, PNC Capital Advisors, LLC ("PCA").

The reorganization contemplated by this Agreement consists of the transfer of all assets attributable to each class of the Target Fund's shares in exchange for Acquisition Shares (as defined in paragraph 1) of the corresponding class of shares of the Acquiring Fund (as set forth in Exhibit A), the Acquiring Fund's assumption of all liabilities of the Target Fund and the distribution of the Acquisition Shares to the Target Fund shareholders in liquidation of the Target Fund, all upon the terms and conditions set forth in this Agreement.

Each of the Target Fund and the Target Company acting for itself and on behalf of the Target Fund, and the Acquiring Fund and the Acquiring Company acting for itself and on behalf of the Acquiring Fund, is acting separately from all of the other parties and their series, and not jointly or jointly and severally with any other party.

This Agreement is adopted as a plan of reorganization and liquidation within the meaning of Section 361(a) and Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and any successor provision.

Provisions in this Agreement relating to shareholder approval of the transactions discussed herein are applicable only in the event deemed necessary; it is contemplated that no such shareholder approval will be required.

The parties therefore agree as follows:

1. DEFINITIONS.

"Acquiring Fund" has the meaning set forth above.

"Acquiring Fund Prospectus" means, collectively, the prospectus(es) and statement(s) of additional information of the Acquiring Fund, as amended or supplemented from time to time.

"Acquiring Company" has the meaning set forth above.

"Acquisition Shares" means the shares of the Acquiring Fund to be issued to the Target Fund in the reorganization under this Agreement.

"Closing" means the time at which the transaction contemplated by paragraph 4.1 is consummated.

      "Closing Date" means the date on which the Closing occurs.

"Investments" means the Target Fund's investments that would be shown on its schedule of investments if such a schedule were prepared as of the close of business on the Valuation Date.

"Liquidation Date" means the date on which the Target Fund liquidates and distributes the Acquisition Shares to its shareholders of record pursuant to paragraph 2.1.

"Obligations" means all liabilities and obligations of the Target
Fund of any kind whatsoever, whether absolute, accrued, contingent or otherwise, in existence on the Closing Date.

"Organizational Documents" means the Agreement and Declaration of Trust and Bylaws for each of the Target Company or the Acquiring
Company, as applicable, each as may be amended from time to time.

"Target Fund" has the meaning set forth above.

"Target Fund Prospectus" means, collectively, the prospectus(es) or statement(s) of additional information of the Target Fund, as amended or supplemented from time to time.

"Target Company" has the meaning set forth above.

"Valuation Date" means the business day preceding the Closing Date.

2. TRANSFER OF ASSETS OF THE TARGET FUND IN EXCHANGE FOR ASSUMPTION OF LIABILITIES AND ACQUISITION SHARES AND LIQUIDATION OF THE TARGET FUND.

2.1. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein,

(a)  The Target Fund will transfer and deliver to the Acquiring
Fund all its assets, as set forth in paragraph 2.2;

(b)  The Acquiring Fund will assume all Obligations; and

(c) The Acquiring Fund will issue and deliver to the Target Fund in exchange for the net assets attributable to each class of its shares a number of Acquisition Shares of the corresponding class set forth in Exhibit A (including fractional shares, if any) determined by dividing the value of such net assets, computed in the manner and as of the time and date set forth in paragraph 3.1, by the net asset value of one Acquisition Share of the corresponding class set forth in Exhibit A computed in the manner and as of the time and date set forth in paragraph 3.2. Such transactions shall take place at the Closing.

2.2. The assets of the Target Fund to be acquired by the Acquiring Fund shall consist of all cash, securities, dividends and interest receivable, receivables for shares sold and all other assets that are owned by the Target Fund on the Closing Date, including any prepaid expenses, other than unamortized reorganizational expenses, shown as an asset on the books of the Target Fund on the Closing Date. The Acquiring Fund agrees that all rights to indemnification and all limitations of liability existing in favor of the Target Fund's current and former trustees and officers, acting in their capacities as such, shall survive the reorganization, and shall continue in full force and effect, without any amendment thereto. The Acquiring Fund further agrees that such rights and limitations may be asserted against the Acquiring Fund, its successors or assigns.

2.3. As provided in paragraph 4.4, on the Liquidation Date, the Target Fund will liquidate and distribute pro rata to its shareholders of record of each class of its shares, determined as of the close of business on the Valuation Date, the Acquisition Shares of the corresponding class received by the Target Fund pursuant to paragraph 2.1. Such liquidation and distribution will be accomplished by the transfer of the Acquisition Shares then credited to the account of the Target Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Target Fund's shareholders and representing the respective pro rata number of Acquisition Shares due such shareholders. The Acquiring Fund shall not be obligated to issue certificates representing Acquisition Shares in connection with such exchange.

2.4. With respect to Acquisition Shares distributable pursuant to paragraph 2.3 to a Target Fund shareholder holding a certificate or certificates for shares of the Target Fund, if any, on the Valuation Date, the Target Fund will not permit such shareholder to receive Acquisition Share certificates therefor, to exchange such Acquisition Shares for shares of other investment companies, to effect an account transfer of such Acquisition Shares or to pledge or redeem such Acquisition Shares until such Target Fund shareholder has surrendered all his or her outstanding certificates for Target Fund shares or, in the event of lost certificates, posted adequate bond.

2.5. If applicable, as soon as practicable after the Closing Date, the Target Company shall, on behalf of the Target Fund, make all filings and take all other steps as shall be necessary and proper to effect the Target Fund's complete dissolution under the Target Company's Declaration of Trust and applicable state law. After the Closing Date, the Target Fund shall conduct no business except in connection with its dissolution.

3. VALUATION.

3.1. The value of the Target Fund's assets to be acquired by the Acquiring Fund hereunder shall be the value of such assets computed as of the close of regular trading on the New York
Stock Exchange on the Valuation Date using the valuation procedures set forth in the Organizational Documents of the Acquiring Fund and/or the then current Acquiring Fund Prospectus for determining net asset value, after deduction for any expenses of the reorganization contemplated hereby to be paid by the Target Fund, and shall be certified by the Target Fund.

3.2. For the purpose of paragraph 3.1, the net asset value of an Acquisition Share of each class shall be the net asset value per share computed as of the close of regular trading on the New
York Stock Exchange on the Valuation Date, using the valuation procedures set forth in the Organizational Documents of the Acquiring Fund and/or the Acquiring Fund Prospectus for determining net asset value.

4. CLOSING AND CLOSING DATE.

4.1. The Closing Date shall be on such date as the Acquiring Fund and Target Fund may agree. The Closing shall be held at the offices of the Acquiring Fund (or such other place as the parties may agree), at such time as the parties may agree.

4.2. On the Closing Date, the Target Fund's assets, including all the Target Fund's cash, shall be delivered by the Target Fund to The Bank of New York Mellon (the "Custodian") for the account of the Acquiring Fund. All portfolio securities so delivered to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Department's book-entry system or by the Depository Trust Company, Participants Trust Company or other third-party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule
17f-5 or Rule 17f-7, as the case may be, under the Investment Company Act of 1940, as amended (the "1940 Act"), and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof.
The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of "The Bank of New York Mellon, custodian for PNC Government Money Market
Fund."

4.3. In the event that on the Valuation Date (a) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on the New York Stock Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Target
Fund or the Acquiring Fund is impracticable, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days of the Valuation Date, this Agreement may be terminated by either the Target Fund or the Acquiring Fund upon the giving of written notice to the other party.

4.4. At the Closing, the Target Fund or its transfer agent shall deliver to the Acquiring Fund or its designated agent a list of the names and addresses of the Target Fund's shareholders and the number of outstanding shares of each class of the Target
Fund owned by each Target Fund shareholder, and indicating the number, if any, of such shares represented by an outstanding share certificate, all as of the close of business on the Valuation Date. On the Closing Date, the Acquiring Fund will provide to the Target Fund evidence satisfactory to the Target Fund that the Acquisition Shares issuable pursuant to paragraph
2.1 have been credited to the Target Fund's account on the books of the Acquiring Fund. On the Liquidation Date, the Acquiring Fund will provide to the Target Fund evidence satisfactory to the Target Fund that such Acquisition Shares have been credited pro rata to open accounts in the names of the Target Fund's shareholders as provided in paragraph 2.3.

4.5. At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by paragraph 2.

5. REPRESENTATIONS AND WARRANTIES.

5.1. The Target Fund represents and warrants the following to the Acquiring Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a) The Target Company is duly formed, validly existing and in good standing under the laws of its state of organization;

(b) The Target Company is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange
Commission as an investment company under the 1940 Act is in full force and effect, and the Target Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Organizational Documents of the Target Company, the laws of the jurisdiction of formation of the Target Company and the 1940 Act;

(c) The Target Fund is not in violation in any material respect of any provision of its Organizational Documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Target Fund is a party or by which the Target Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(d) The Target Fund has no material contracts or other commitments (other than this Agreement and such other contracts as may be entered into in the ordinary course of its business) that, if terminated, may result in material liability to the Target Fund or under which (whether or not terminated) any material payments for periods subsequent to the Closing Date will be due from the Target Fund;

(e) To the knowledge of the Target Fund, except as has been disclosed in writing to the Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or threatened as to the Target Fund, any of its properties or assets, or any person whom the Target Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Target Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(f) The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Target Fund, as of the last day of and for its most recently completed fiscal year, audited by the Target Fund's independent registered public accounting firm (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been filed with the Securities and Exchange Commission or furnished to the Acquiring Fund, fairly reflect the financial condition and results of operations of the Target Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied. In addition, the Target Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Target Fund's most recently completed fiscal year;

(g) Since the last day of the Target Fund's most recently completed fiscal year, there has not been any material adverse change in the Target Fund's financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Target Fund of indebtedness, except as disclosed in writing to the Acquiring Fund. For the purposes of this subparagraph (g), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(h) The Target Fund has met the requirements of subchapter M of the Code for treatment as a "regulated investment company" under Sections 851 and 852 of the Code in respect of each taxable year since the commencement of its operations, and will continue to meet such requirements at all times through the Closing Date;

(i) The Target Fund is and, at all times through the Closing
Date, will continue to be in compliance with Rule 2a-7 under the 1940 Act.

(j) As of the Closing Date, all federal, state and other tax returns and reports of the Target Fund required by law to have been filed by such date (giving effect to extensions) shall have been timely filed and all federal, state and other taxes shown to be due on such returns and reports or on any assessment received shall have been timely paid, or provisions have been made for the payment thereof. All of the Target Fund's tax liabilities are adequately provided for on its books. The Target Fund has not had any tax deficiency or liability asserted against it or question with respect thereto raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid; and the Target Fund is not under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(k) All issued and outstanding shares of the Target Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Target Fund are outstanding and none will be outstanding on the Closing Date;

(l) The Target Fund's investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Target Fund Prospectus, except as previously disclosed in writing to the Acquiring
Fund;

(m) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Target Fund and this Agreement constitutes the valid and binding obligation of the Target Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(n) The Acquisition Shares to be issued to the Target Fund pursuant to paragraph 2 will not be acquired for the purpose of making any distribution thereof other than to the Target Fund's shareholders as provided in paragraph
2.3;

(o) The information provided by the Target Fund for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3, if any, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations as applicable thereto;

(p) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated by this Agreement, except such as may be required under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934
Act"), the 1940 Act and state securities or "Blue Sky" laws (which terms used herein shall include the laws of the District of Columbia and of Puerto Rico);

(q) On the Closing Date, the Target Fund will have good and marketable title to its assets to be transferred to the Acquiring Fund pursuant to paragraph 2.1 and will have full right, power and authority to sell, assign, transfer and deliver the Investments and any other of its assets and liabilities to be transferred to the Acquiring Fund pursuant to this Agreement. At the Closing Date, subject only to the delivery of the Investments and any such other assets and liabilities and payment therefor as contemplated by this Agreement, the Acquiring Fund will acquire good and marketable title thereto and will acquire the Investments and any such other assets and liabilities subject to no encumbrances, liens or security interests whatsoever and without any restrictions upon the transfer thereof, except as previously disclosed to the Acquiring Fund;

(r) On the Closing Date, the Target Fund will have sold such of its assets, if any, as are necessary based on information provided by the Acquiring Fund and contingent on the accuracy of such information to assure that, after giving effect to the acquisition of the assets of the Target Fund pursuant to this Agreement, the Acquiring Fund, if classified as a "diversified company" within the meaning of
Section 5(b)(1) of the 1940 Act, will remain a "diversified company" and in compliance in all material respects with such other investment restrictions as are set forth in the Acquiring Fund Prospectus, as amended through the Closing
Date; and

(s) No registration of any of the Investments would be required if they were, as of the time of such transfer, the subject of a public distribution by either of the Target Fund or the Acquiring Fund, except as previously disclosed by the Target Fund to the Acquiring Fund.

5.2. The Acquiring Fund represents and warrants the following to the Target Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a) The Acquiring Company is duly formed, validly existing and in good standing under the laws of its state of organization;

(b) The Acquiring Company is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange
Commission as an investment company under the 1940 Act is in full force and effect, and the Acquiring Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Organizational Documents of the Acquiring Company, the laws of the jurisdiction of formation of the Acquiring Company and the 1940 Act;

(c) On the Closing Date, the registration statement under the 1933 Act with respect to the Acquisition Shares will, as of the Closing Date, be in full force and effect and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of the Acquiring Fund or the Target Fund, threatened by the Securities and Exchange Commission, and such registration statement will conform in all material respects to the applicable requirements of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no material contracts to which the Acquiring Fund is a party that are not referred to in the Acquiring Fund Prospectus or in the registration statement of which it is a part;

(d) On the Closing Date, the Acquiring Fund will have good and marketable title to its assets;

(e) The Acquiring Fund is not in violation in any material respect of any provisions of its Organizational Documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(f) To the knowledge of the Acquiring Fund, except as has been disclosed in writing to the Target Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund, any of its properties or assets, or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(g) The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Acquiring Fund, as of the last day of and for its most recently completed fiscal year, audited by the Acquiring Fund's independent registered public accounting firm (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been furnished to the Target Fund, fairly reflect the financial condition and results of operations of the Acquiring Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquiring Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Acquiring Fund's most recently completed fiscal year;

(h) Since the last day of the Acquiring Fund's most recently completed fiscal year, there has not been any material adverse change in the Acquiring Fund's financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquiring Fund of indebtedness, except as disclosed in writing to the Target Fund. For the purposes of this subparagraph (h), any distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(i) The Acquiring Fund has met the requirements of subchapter M of the Code for treatment as a "regulated investment company" under Sections 851 and 852 of the Code in respect of each taxable year since the commencement of operations, and will continue to meet such requirements at all times through the Closing Date;

(j) The Acquiring Fund is and, at all times through the Closing
Date, will continue to be in compliance with Rule 2a-7 under the 1940 Act.

(k) As of the Closing Date, all federal, state and other tax returns and reports of the Acquiring Fund required by law to have been filed by such date (giving effect to extensions) shall have been timely filed and all federal, state and other taxes shown to be due on such returns and reports or any assessments received shall have been timely paid, or provisions have been made for the payment thereof. All of the Acquiring Fund's tax liabilities are adequately provided for on its books. The Acquiring Fund has not had any tax deficiency or liability asserted against it or question with respect thereto raised by the Internal
Revenue Service or by any state or local tax authority for taxes in excess of those already paid, and the Acquiring Fund is not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(l) All issued and outstanding shares of the Acquiring Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquiring Fund are outstanding and none will be outstanding on the Closing Date;

(m) The Acquiring Fund's investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquiring Fund Prospectus;

(n) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund, and this Agreement constitutes the valid and binding obligation of the Acquiring Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(o) The Acquisition Shares to be issued and delivered to the Target Fund pursuant to the terms of this Agreement will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued shares in the Acquiring Fund, and will be fully paid and non-assessable by the Acquiring Fund, and no shareholder of the Acquiring Fund will have any preemptive right of subscription or purchase in respect thereof;

(p) The information provided by the Acquiring Fund for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3, if any, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations applicable thereto; and

(q) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or "Blue Sky" laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico).

6. COVENANTS OF THE TARGET FUND AND THE ACQUIRING FUND.

      The Target Fund and the Acquiring Fund hereby covenant and agree with one another as follows:

6.1. The Acquiring Fund and the Target Fund will each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include regular and customary periodic dividends and distributions.

6.2. If shareholder approval of the transactions contemplated hereby is required in respect of the Target Fund under the 1940 Act, applicable state law or the Target Company's charter, the Target
Fund will call a meeting of its shareholders to be held prior to the Closing Date to consider and act upon this Agreement and take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.

6.3. In connection with the Target Fund shareholders' meeting referred to in paragraph 6.2, if any, the Acquiring Fund will prepare a Prospectus/Proxy Statement for such meeting, to be included in a Registration Statement on Form N-14 (the
"Registration Statement"), which the Acquiring Fund will prepare and file for registration under the 1933 Act of the Acquisition
Shares to be distributed to the Target Fund's shareholders pursuant hereto, all in compliance with the applicable requirements of the 1933 Act, the 1934 Act, and the 1940 Act.
6.4. The information to be furnished by the Target Fund for use in the Registration Statement, if any, and the information to be furnished by the Acquiring Fund for use in the Prospectus/Proxy
Statement, if any, each as referred to in paragraph 6.3, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations thereunder applicable thereto.
6.5. The Acquiring Fund will advise the Target Fund promptly if at any time prior to the Closing Date the assets of the Target Fund include any securities that the Acquiring Fund is not permitted to acquire.
6.6. Subject to the provisions of this Agreement, the Target Fund and the Acquiring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party's obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.
6.7. The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or "Blue Sky" laws as it may deem appropriate in order to continue its operations after the Closing Date.
7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET FUND.
      The obligation of the Target Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:
7.1. The Acquiring Fund shall have delivered to the Target Fund a certificate executed in its name by its President or a Vice
President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Target Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Acquiring Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the Acquiring Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date.
7.2. The Target Fund shall have received a favorable opinion of special counsel to the Acquiring Fund, dated as of the Closing
Date and in a form satisfactory to the Target Fund, to the following effect:
(a) The Acquiring Company is duly formed and validly existing under the laws of its state of organization and has power to own all of its properties and assets and to carry on its business as currently conducted, and the Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Organizational Documents of the Acquiring Company;
(b) This Agreement has been duly authorized, executed and delivered on behalf of the Acquiring Fund and, assuming the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3, if any, comply with applicable federal securities laws and assuming the due authorization, execution and delivery of this Agreement by the Target Fund, is the valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;
(c) The Acquiring Fund has the power to assume the liabilities to be assumed by it hereunder and, upon consummation of the transactions contemplated hereby, the Acquiring Fund will have duly assumed such liabilities;
(d) The Acquisition Shares to be issued for transfer to the Target Fund's shareholders as provided by this Agreement are duly authorized and upon such transfer and delivery will be validly issued and outstanding and, assuming receipt by the Acquiring Fund of the consideration contemplated hereby, fully paid and non-assessable shares in the Acquiring Fund, and no shareholder of the Acquiring
Fund has any preemptive right of subscription or purchase in respect thereof; and
(e) The execution and delivery of this Agreement did not, and the performance by the Acquiring Fund of its obligations hereunder will not, violate the Acquiring Fund's
Organizational Documents.
8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND.
      The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the Target Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:
8.1. The Target Fund shall have delivered to the Acquiring Fund a certificate executed in its name by its President or a Vice
President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Target Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the Target Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date;
8.2. The Acquiring Fund shall have received a favorable opinion of special counsel to the Target Fund dated as of the Closing Date and in a form satisfactory to the Acquiring Fund, to the following effect:
(a) The Target Company is duly formed and validly existing under the laws of its state of organization and has power to own all of its properties and assets and to carry on its business as currently conducted, and the Target Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Organizational Documents of the Target Company;
(b) This Agreement has been duly authorized, executed and delivered on behalf of the Target Fund and, assuming the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3, if any, comply with applicable federal securities laws and assuming the due authorization, execution and delivery of this Agreement by the Acquiring Fund, is the valid and binding obligation of the Target Fund enforceable against the Target Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;
(c) The Target Fund has the power to sell, assign, transfer and deliver the assets to be transferred by it hereunder, and, upon consummation of the transactions contemplated hereby, the Target Fund will have duly transferred such assets to the Acquiring Fund; and
(d) The execution and delivery of this Agreement did not, and the performance by the Target Fund of its obligations hereunder will not, violate the Target Fund's
Organizational Documents.
8.3. On or prior to the Closing Date, the Target Fund shall have declared a dividend or dividends which, together with all previous dividends, shall have the effect of distributing to Target Fund shareholders (i) all of the excess of (a) the Target
Fund's interest income excludable from gross income under
Section 103(a) of the Code over (b) the Target Fund's deductions disallowed under Sections 265 or 171(a)(2) of the Code, (ii) all of the Target Fund's investment company taxable income as defined in Section 852 of the Code (in the case of both (i) and (ii) computed without regard to any deduction for dividends paid), and (iii) all of the Target Fund's net capital gain realized (after reduction for any capital loss carryover); the amounts in (i), (ii) and (iii) shall in each case include amounts for both (x) the Target Fund's taxable year ending on the Closing Date, and (y) any prior taxable year of the Target
Fund, to the extent such dividend or dividends are eligible to be treated as paid during such prior year under Section 855(a) of the Code.
8.4. The Target Fund shall have furnished to the Acquiring Fund (i) a certificate as to the adjusted tax basis in the hands of the Target Fund of the securities delivered to the Acquiring Fund pursuant to this Agreement; (ii) the amount of capital loss carryforwards of the Target Fund for federal income tax purposes as of the Closing Date and (iii) a copy of the tax books and records of the Target Fund necessary for purposes of preparing any tax returns required to be filed after the Closing Date.
9. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET FUND AND THE ACQUIRING FUND.
      The obligations of each of the Target Fund and the Acquiring Fund hereunder are subject to the further conditions that on or before the Closing Date:
9.1. This Agreement and the transactions contemplated herein shall have received all necessary shareholder approvals at the meeting of shareholders of the Target Fund referred to in paragraph 6.2, if any.
9.2. On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.
9.3. All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities
(including those of the Securities and Exchange Commission and of state "Blue Sky" and securities authorities) deemed necessary by the Target Fund or the Acquiring Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except when failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Target Fund or the Acquiring Fund.
9.4. The Registration Statement, if any, shall have become effective under the 1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.
9.5. The Target Fund and the Acquiring Fund shall have received a favorable opinion of Ropes & Gray LLP satisfactory to each of them (which opinion may be subject to certain qualifications), substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury regulations promulgated thereunder, current administrative rules, pronouncements and court decisions, generally for U.S. federal income tax purposes:
(a) The transaction contemplated by this Agreement will constitute a reorganization within the meaning of Section
368(a)(1) of the Code, and the Target Fund and the Acquiring Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;
(b) Under Sections 361 and 357 of the Code, no gain or loss will be recognized by the Target Fund upon (i) the transfer of all its assets to the Acquiring Fund in exchange for Acquisition Shares and the assumption by the Acquiring Fund of all the Obligations of the Target Fund or (ii) the distribution of the Acquisition Shares by the Target Fund to its shareholders in liquidation, except for (x) any gain or loss that may be recognized on "section 1256 contracts" as defined in Section 1256(b) of the Code as a result of the closing of the taxable year of the Target
Fund, (y) any gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, and (z) any other gain or loss that may be required to be recognized (A) as a result of the closing of the taxable year of the Target
Fund, (B) upon the termination of a position, or (C) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction;
(c) Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Target Fund in exchange for the Acquisition Shares and the assumption by the Acquiring Fund of all the Obligations of the Target Fund;
(d) Under Section 362(b) of the Code, the Acquiring Fund's tax basis in the assets of the Target Fund transferred to the Acquiring Fund pursuant to this Agreement will be the same as the Target Fund's tax basis in such assets immediately prior to the transfer, adjusted for any gain or loss required to be recognized as described in (b) above;
(e) Under Section 1223(2) of the Code, the Acquiring Fund's holding periods for the assets received from the Target
Fund pursuant to this Agreement, other than certain assets with respect to which gain or loss is required to be recognized in (b) above, will include the periods during which such assets were held or treated for federal income tax purposes as held by the Target Fund;
(f) Under Section 354 of the Code, no gain or loss will be recognized by the Target Fund's shareholders upon the exchange of all of their shares of the Target Fund for the Acquisition Shares;
(g) Under Section 358 of the Code, the aggregate tax basis of Acquisition Shares received by a shareholder of the Target
Fund pursuant to this Agreement will be the same as the aggregate tax basis of the Target Fund's shares exchanged therefor;
(h) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for the Acquisition Shares received pursuant to this Agreement will be determined by including the period during which such shareholder held or is treated for federal income tax purposes as having held the Target Fund shares exchanged therefor, provided that such shareholder held such Target Fund shares as capital assets; and
(i) The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.
The opinion will be based on certain factual certifications made by officers of the Target Fund and the Acquiring Fund, and will also be based on customary assumptions. The opinion is not a guarantee that the tax consequences of the reorganizations will be as described above. There is no assurance that the Internal
Revenue Service or a court would agree with the opinion.
9.6 At any time prior to the Closing, any of the foregoing conditions of this Agreement may be waived jointly by the board of trustees of each of the Target Fund and the Acquiring Fund, if, in their judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Target Fund or the Acquiring Fund.
10. BROKERAGE FEES AND EXPENSES.
10.1. The Target Fund and the Acquiring Fund each represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.
10.2. All fees paid to governmental authorities for the registration or qualification of the Acquisition Shares and all transfer agency costs related to the Acquisition Shares shall be allocated to the Acquiring Fund. All fees and expenses related to printing and mailing communications to Target Fund shareholders shall be allocated to the Target Fund. All of the other expenses of the transactions, including without limitation, accounting, legal and custodial expenses, contemplated by this Agreement shall be allocated pro rata based on the pre-reorganization value of the assets of each of the Target Fund and the Acquiring Fund. The expenses detailed above shall be borne by the Fund to which they are allocated; except that PCA shall bear such expenses to the extent such expenses exceed the anticipated reduction in expenses borne by the Fund's shareholders over the three (3) years following the reorganization. In the event the Closing does not occur, PCA shall bear all such expenses. Notwithstanding the foregoing, costs and expenses will in any event be paid by the party directly incurring them if and to the extent that the payment by another party of such costs and expenses would result in disqualification of such party as a "regulated investment company" under Section 851 of the Code.
11. ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES.
11.1. The Target Fund and the Acquiring Fund agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.
11.2. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder except paragraphs 2.1, 2.2, 2.3, 2.5, 6.4, 6.6, 10, 11, 14 and 15.
12. TERMINATION.
12.1. This Agreement may be terminated by the mutual agreement of the Target Fund and the Acquiring Fund. In addition, either the Target Fund or the Acquiring Fund may at its option terminate this Agreement at or prior to the Closing Date because:
(a) of a material breach by the other of any representation, warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing
Date;
(b) a condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or
(c) any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this paragraph 12.1(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.
If any transaction contemplated by this Agreement has not been substantially completed by the first anniversary of this Agreement, this Agreement shall automatically terminate on that date with respect to that transaction, unless a later date is agreed to by both the Target Fund and the Acquiring Fund.
12.2. If for any reason any transaction contemplated by this Agreement is not consummated, no party shall be liable to any other party for any damages resulting therefrom, including without limitation consequential damages.
13. AMENDMENTS.
      This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Target Fund and the Acquiring Fund; provided, however, that no amendment that under applicable law requires approval by shareholders of the Target Fund or the Acquiring Fund, as applicable, shall be effective without such approval having been obtained.
14. NOTICES.
      Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telecopy, electronic mail or certified mail addressed to the Target Fund or the Acquiring Fund, One East Pratt Street, 5th Floor, Baltimore, MD 21202, Attention: Secretary.
15. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; NON- RECOURSE.
15.1. The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15.2. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
15.3. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.
15.4. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
[THE REST OF THIS PAGE IS INTENTIONALLY BLANK.]


IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as set forth below.

PNC ADVANTAGE FUNDS
On behalf of PNC Advantage Institutional Government Money Market Fund
Attested by:


Name:   By: /s/Jennifer E. Spratley
 Name: Jennifer E. Spratley
 Title: President

PNC FUNDS
On behalf of PNC Government Money Market Fund

Attested by:


Name: By: /s/Jennifer E. Spratley
 Name: Jennifer E. Spratley
 Title: President


Solely for purposes of Paragraph 10.2 of the Agreement

 PNC CAPITAL ADVISORS, LLC

Attested by:


Name: By: /s/Mark G. McGlone
 Name: Mark G. McGlone
  Title: President & CIO



EXHIBIT A

Share Class Mapping

Target Fund Share Class               Acquiring Fund Share Class
Institutional Class                   Class I
Advisor Class                         Advisor Class
                                      Class A*

* Class A shares of the Acquiring Fund will not participate in the transactions contemplated by this Agreement.